EXHIBIT (a)(2)

INVESTMENT GRADE INCOME PORTFOLIO

AMENDMENT TO AMENDED AND RESTATED DECLARATION OF TRUST

(effective May 1, 2015)

AMENDMENT effective May 1, 2015, made to the Amended and Restated Agreement and Declaration of Trust made April 23, 2012, as amended (hereinafter called the “Declaration”), of INVESTMENT GRADE INCOME PORTFOLIO, a Massachusetts business trust (hereinafter called the “Trust”), by at least a majority of the Trustees of the Trust in office.

WHEREAS, Section 10.4(a)(i) of Article X of the Declaration empowers the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to change the name of the Trust;

WHEREAS, the Trustees of the Trust have deemed it desirable to amend the Declaration in the following manner to change the name of the Trust;

NOW, THEREFORE, at least a majority of the duly elected and qualified Trustees do hereby amend the Declaration in the following manner:

1.

The caption at the head of the Declaration is hereby amended to read as follows:

CORE BOND PORTFOLIO

2.

Article I Section 1.1 of the Declaration is hereby amended to read as follows:

ARTICLE I

Section 1.1. Name.  The name of the trust created hereby (the “Trust”) shall be Core Bond Portfolio and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, employees, agents or independent contractors of the Trust or holders of Shares in the Trust.  .

IN WITNESS WHEREOF, the undersigned certifies this amendment has been duly adopted by a vote of a majority of the Board of Trustees on February 9, 2015.  Signed this 27th day of April, 2015.

/s/ Maureen A. Gemma

Maureen A. Gemma

Secretary to the Portfolio